Exhibit 10.22

Framework Cooperation Agreement

Party A (Demander): Galle Technology Co., Ltd

Party B (Supplier): Hangzhou Quanshi Technology Co., LTD

Date of signing: September 15, 2021

Place of signing: Hangzhou City

Since Party A is a comprehensive trade service provider with multiple sales channels, Party B can provide products with greater price advantages on Apple, Xiaomi, OnePlus and other brands. The Parties have decided to integrate their respective advantageous resources, with electronic products trade as the core, and promote the expansion of consumption. Now Party A and Party B have entered into strategic cooperation on the procurement of electronic products, and both parties enter into this agreement in accordance with the principles of equality, volunariness, fairness and good faith.

I. Definition

1.1 Party A or Demander: refers to the actual demander within the scope of cooperation hereof, including Party A and its subsidiaries.

1.2 Party B or Supplier: refers to the actual supplier within the scope of cooperation hereunder.

II. Procurement

2.1 After confirming the product purchase information, both parties shall draw up the purchase contract on the same day, specifying the basic information of both parties, product specifications, models/quantities/amounts, etc. Party B shall return the contract to Party A after sealing it, and Party A may arrange the remittance to Party B’s bank account.

2.2 Upon Party B’s receipt of the purchase price paid by Party A, the supply and marketing relationship between the parties shall be established, the order shall take effect, and the purchase contract shall be deemed valid. Party B shall promptly fulfill its obligations under the purchase contract and supply goods to Party A.

III. Product quality standards

3.1 Products provided by Party B shall comply with the quality standards and industry standards stipulated by the State, and meet the requirements of safety, environmental protection and within the validity period.

IV. Supply and acceptance

4.1 Party B shall deliver the products under the Purchase Contract to the place designated by Party A on schedule.

4.2 Party B shall bear the transportation expenses, loading and unloading expenses and packing expenses during the transportation of the goods.

4.3 All goods delivered by Party B must be packed in a complete package, and necessary moisture-proof, moisture-proof, shock-proof and other measures shall be taken to ensure that the goods are intact and arrive at the destination safely. Party B shall bear all the losses caused by any damage or deformation of the goods due to improper packing and the use of inadequate protective measures.

4.4 During on-site acceptance of the goods, Party A shall review and accept the appearance, packaging, brand, name, model, color and quantity of the goods. After Party A passes the acceptance and signs for confirmation, the business transaction shall be completed, and Party A shall not request for return or replacement of the business due to non-quality problems of the products.

V. Rewards

5.1 If Party A’s purchases from Party B reach a certain scale, Party B shall reward Party A in the form of rebates in accordance with a certain proportion of the total purchase amount of Party A in the current year. Details are as follows:

Circumstances	Annual rebate
50 million yuan ≤ Total purchases for the year < 100 million yuan	Total purchases for the year X0.5%
100 million yuan ≤ Total purchases for the year < 300 million yuan	Total purchases for the year X0.6%
300 million yuan ≤ Total purchases for the year <500 million yuan	Total purchases for the year X0.65%
500 million yuan ≤ Total purchases for the year	Total purchases for the year X0.7%

5.2 Party B shall remit Party A’s rebate of the previous year to the account designated by Party A before June 30 of the following year.

5.3 During the cooperation period, Party A shall bear the risk of product price fluctuations.

VI. Liability for breach contract

6.1 Both parties shall strictly perform the provisions hereof, and any breach or failure to perform the provisions hereof shall constitute breach of contract. The breaching party shall bear all the consequences caused by the breach and compensate the non-breaching party for the relevant economic losses.

VII. Force majeure

7.1 In the event of the occurrence of earthquake, typhoon, fire, war or other unforeseeable events that cannot be prevented or avoided for their occurrence and consequences, which directly affect the performance of this Agreement or cannot be performed in accordance with the agreed terms, the party affected by the aforesaid force majeure shall, as soon as reasonably practicable, notify the other party of the relevant circumstances of the event. In addition, it shall, within 10 working days after the occurrence of the force majeure event, provide the details of the force majeure event and valid proof documents of the reasons why the performance of this Agreement cannot be performed or needs to be delayed.

7.2 Depending on the degree of impact of force majeure events on performance hereof, the parties shall decide through consultation whether to terminate this Agreement, or partially exempt themselves from the obligation to perform this Agreement, or postpone the performance hereof.

VIII.Others

8.1 During the term of cooperation, Party A and Party B may separately enter into supplementary agreements and other cooperation agreements according to this Agreement.

8.2 Any dispute arising from the performance of this Agreement shall be settled by both parties through friendly negotiation. If no settlement can be reached through negotiation, either party may file a lawsuit with the local judicial organ having jurisdiction over Party A.

8.3 This Agreement shall come into force upon being sealed and signed by both parties and be valid for 3 years. 8.4 This Cooperation Agreement is made in two originals, with one held by each party and both originals shall be equally authentic.

(There is no text below, and the signing page of this Agreement is below)

(There is no text on this page, it is the seal and signature page of the Framework Cooperation Agreement)

Party A: /seal/ Galle Technology Co., LTD

Authorized Representative: /seal/ Qiangshi Ma

Date of signing: September 15, 2021

Party B: /seal/ Hangzhou Quanshi Technology Co., LTD

Authorized Representative: /seal/ Haiming Chen

Date of signing: September 15, 2021

Framework Cooperation Agreement

First Supplementary Agreement

Party A (buyer): Galle Technology Co., LTD

Party B (supplier): Hangzhou Quanshi Technology Co., LTD

Date of signing: August 15, 2023

Place of signing: Hangzhou City

According to the Framework Cooperation Agreement signed by Party A and Party B on September 15, 2021 (hereinafter referred to as the “Original Framework Cooperation Agreement”), in view of Party A’s continued stable and large-scale purchases from 2021 to 2022, in order to further strengthen the strategic cooperative relationship between the two parties and jointly promote the recovery of electronic product consumption. On the basis of friendly consultation between the two parties, the fifth award clause in the original Framework Cooperation Agreement is updated and adjusted as follows:

I. From September 15, 2021 to December 31, 2022, the award shall be implemented in accordance with Article 5 of the original Framework Cooperation Agreement.

II. Starting from January 1, 2023, Party B shall reward Party A in the form of annual rebates as follows:

Circumstances	Annual rebate
50 million yuan ≤ Total purchases for the year < 100 million yuan	Total purchases for the year X6.0%
100 million yuan ≤ Total purchases for the year < 300 million yuan	Total purchases for the year X7.0%
300 million yuan ≤ Total purchases for the year <500 million yuan	Total purchases for the year X7.5%
500 million yuan ≤ Total purchases for the year	Total purchases for the year X8.0%

The annual rebate provided by Party B to Party A shall be calculated based on the total purchase amount of the current year, and the final settlement shall be completed before June 30 of the following year through the means of purchase rebates.

III. This Supplementary Agreement and the “Original Framework Cooperation Agreement” shall be used simultaneously. In case of any conflict, this Supplementary Agreement shall prevail.

IV. This Supplementary Agreement is made in two originals, with one held by each party and each copy having the same legal effect. This Supplementary Agreement shall come into force upon being sealed by both parties.

(There is no text below, and the signing page of this Agreement is below)

(There is no text on this page, it is the seal and signature page of the Framework Cooperation Agreement)

Party A: (seal) Galle Technology Co., Ltd.

Date: August 15,2023

Party B: (seal) Hangzhou Quanshi Technology Co., Ltd.

Date: August 15,2023